UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 15, 2008

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota

1-9595

41-0907483

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota		55423
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

As previously announced, on June 26, 2007, the Board of Directors of Best Buy Co., Inc. authorized a $5.5 billion share repurchase program. In accordance with the June 2007 share repurchase program, on June 26, 2007, the registrant entered into two agreements to purchase shares of its common stock from Goldman, Sachs & Co. (“Goldman”) for an aggregate purchase price of $3.0 billion pursuant to an accelerated share repurchase (“ASR”) program. Both of the agreements are scheduled to conclude in February 2008, although in certain circumstances the termination date may be modified. The actual number of shares repurchased will be determined at the conclusion of the ASR program. Repurchased shares have been retired and constitute authorized but unissued shares.

Purchases under the first agreement (the “Collared ASR”) were subject to collar provisions that established minimum and maximum numbers of shares based generally on the volume-weighted average price (“VWAP”) of the registrant’s common stock over the specified hedge period. ASR program purchases totaling $2.0 billion were affected under the Collared ASR. The initial minimum shares established were 38.7 million and the initial maximum shares were set at 44.8 million. Through January 15, 2008, a total of 38.7 million shares had been delivered, equivalent to the initial minimum number of shares to be delivered under the terms of the Collared ASR.

On January 15, 2008, Goldman informed the registrant that it had opted to conclude one-half of the Collared ASR. As a result, the registrant received an interim delivery of 2.6 million shares on January 18, 2008. As a result of concluding a portion of the Collared ASR, the minimum and maximum number of shares to be received under the terms of the Collared ASR has changed from an initial minimum of 38.7 million and an initial maximum of 44.8 million to a new minimum of 41.2 million and a new maximum of 44.3 million.  As of January 18, 2008, one-half of the Collared ASR remains in effect.

The second agreement (the “Uncollared ASR”) governs purchases totaling $1.0 billion. Through January 18, 2008, 17.0 million shares have been delivered under the terms of the Uncollared ASR, subject to a 20%, or $200 million, holdback. At the conclusion of the Uncollared ASR, the registrant may receive additional shares, or the registrant may be required to pay additional cash or shares (at the registrant’s option), based generally on the VWAP of the registrant’s common stock during the agreement term. As of January 18, 2008, the entire Uncollared ASR remains in effect.

The timing of Goldman’s January 18, 2008 delivery of shares under the Collared ASR does not change the registrant’s previous share count guidance provided in its Quarterly Report on Form 10-Q for the quarterly period ended December 1, 2007, or the range of total shares the registrant expects to receive under the ASR program agreements as previously reported.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: January 22, 2008	By:	/s/ Susan S. Grafton
Susan S. Grafton
Vice President, Controller and Chief Accounting Officer